Exhibit 99-B.8.18 Fourth Amendment
to
Service Agreement with Investment Advisor

WHEREAS Aeltus Investment Management, Inc. (the "Adviser") and Aetna Life Insurance and Annuity Company (the "Company"), have entered into a Service Agreement effective May 1, 1998, as amended on November 4, 1998, February 11, 2000 and May 1, 2000 (the "Agreement") for the provision of administrative services by the Company in connection with the sale of shares of, among others, (i) Aetna GET Fund on behalf of each of its series; and (ii) Aetna Variable Portfolio, Inc. on behalf of each of its series.

WHEREAS, the Adviser and the Company now desire to amend and restate Schedule A to the Agreement to (i) include Aetna GET Fund, series: L, M and N; and (ii) delete Aetna Variable Portfolios, Inc., series: Aetna Real Estate Securities VP, Aetna High Yield VP and Aetna Index Plus Bond VP.

NOW THEREFORE, the Adviser and the Company hereby agree:
1.

to amend and restate Schedule A to include Aetna GET Fund, series: L, M and N, effective as of: December 1, 2000 with respect to series L, March 1, 2001 with respect to series M, and June 1, 2001 with respect to series N; and

2.

to amend and restate Schedule A to delete Aetna Variable Portfolios, Inc., series Aetna Real Estate Securities VP, Aetna High Yield VP and Aetna Index Plus Bond VP, effective as of August 25, 2000; and

3.	that the Agreement, as modified by this Amendment, is ratified and confirmed.
IN WITNESS WHEREOF, the parties to the Agreement have caused this Amendment to be executed by their authorized officers as of the _____ day of June, 2001.

AELTUS INVESTMENT MANAGEMENT, INC.

	By:	/s/ Neil Kochen

	Name:	Neil Kochen
	Title:	Executive Vice President

AETNA LIFE INSURANCE AND ANNUITY COMPANY

	By:	/s/ Laurie M. Tillinghast

	Name:	Laurie M. Tillinghast
	Title:	Vice President

Schedule A

(Amended and restate as of June 26, 2001)

Servicing Fee
Aetna Money Market VP	Aetna Bond VP	Aetna Balanced VP, Inc.	Aetna Ascent VP	Aetna Crossroads VP	Aetna Legacy VP	Aetna Growth & Income VP

On first $10 billion of average daily net assets
On next $5 billion of average daily net assets
Over $15 billion of average daily net assets

				12/15/1999	3/15/2000	3/15/2000	6/15/2000	6/15/2000	9/14/2000	9/14/2000	12/14/2000
				3/14/2000	3/14/2005	6/14/2000	6/14/2000	9/14/2000	9/13/2005	12/13/2000	12/13/2005
Aetna GET Fund Series C	Aetna GET Fund Series D	Aetna GET Fund Series E	Aetna GET Fund Series G	Aetna GET Fund Series H	Aetna GET Fund Series H	Aetna GET Fund Series I	Aetna GET Fund Series I	Aetna GET Fund Series J	Aetna GET Fund Series J	Aetna GET Fund Series K	Aetna GET Fund Series K

12/14/2000	3/15/2001	3/15/2001	6/14/2001	6/14/2001	9/13/2001
3/14/2000	3/14/2006	6/13/2001	6/13/2006	9/12/2001	9/15/2006
Aetna GET Fund Series L	Aetna GET Fund Series L	Aetna GET Fund Series M	Aetna GET Fund Series M	Aetna GET Fund Series N	Aetna GET Fund Series N

Aetna Index Plus Large Cap VP	Aetna Growth VP	Aetna Value Opportunity VP	Aetna Small Company VP	Aetna Index Plus Small Cap VP	Aetna Index Plus Mid Cap VP	Aetna International VP	Aetna Technology VP